                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Taser International, Inc.
                           --------------------------
                                (Name of Issuer)

                        Common Stock, Par Value, $0.00001
                        ---------------------------------
                         (Title of Class of Securities)


                                    87651B104
                                   ----------
                                 (CUSIP Number)


                                December 31, 2001
                               ------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[X]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP NO. 87651B104                   13G                     Page 2 of 11 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Europe Fund Limited
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             239,100 shares of Common Stock.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of
      September 30, 2001.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 87651B104                   13G                     Page 3 of 11 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Europe Partners LP
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
      U.S.A.
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             239,100 shares of Common Stock.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of
      September 30, 2001.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 87651B104                   13G                     Page 4 of 11 Pages
-------------------                                           ------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Partners Limited
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             239,100 shares of Common Stock.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of
      September 30, 2001.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
--------------------------------------------------------------------------------

--------------------                                          ------------------
CUSIP NO.  87651B104                  13G                     Page 5 of 11 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name RAB Capital Limited
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             239,100 shares of Common Stock.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of
      September 30, 2001.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
--------------------------------------------------------------------------------

--------------------                                          ------------------
CUSIP NO.  87651B104                  13G                     Page 6 of 11 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name William Philip Richards
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             239,100 shares of Common Stock.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of
      September 30, 2001.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
--------------------------------------------------------------------------------

--------------------                                          ------------------
CUSIP NO.  87651B104                  13G                     Page 2 of 11 Pages
--------------------                                          ------------------
--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Name Michael Alen-Buckley
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United Kingdom
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             239,100 shares of Common Stock.
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          See Row 6 above.
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 6 above.
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of
      September 30, 2001.)
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
--------------------------------------------------------------------------------

  CUSIP NO.  87651B104            13G                      Page 8 of 11 Pages
           -----------                                     ------------------

Item  1(a)     Name of Issuer:   Taser International, Inc.

Item  1(b)     Address of Issuer's Principal Executive Offices:

               7860 E. McClain Drive, Suite 2
               Scottsdale, Arizona 85260

Item  2(a)     Name of Person Filing
Item  2(b)     Address of Principal Business Office
Item  2(c)     Citizenship

               RAB Europe Fund Limited
               P.O. Box 265 GT
               Walker House
               Mary Street
               George Town, Grand Cayman
               Cayman Islands company

               RAB Europe Partners LP
               c/o RAB Capital Limited
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               Delaware limited partnership

               RAB Partners Limited
               P.O. Box 265 GT
               Walker House
               Mary Street
               George Town, Grand Cayman
               Cayman Islands company

               RAB Capital Limited
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom company

               William Philip Richards
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom citizen

               Michael Alen-Buckley
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom citizen

Item  2(d)     Title of Class of Securities:

               Common Stock, par value $0.00001 per share

Item  2(e)     CUSIP Number:     87651B104

  CUSIP NO.  87651B104            13G                      Page 9 of 11 Pages
           -----------                                     ------------------


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a)      [__]     Broker or dealer registered under Section 15
                                 of the Exchange Act;

               (b)      [__]     Bank as defined in Section 3(a)(6) of the
                                 Exchange Act;

               (c)      [__]     Insurance company as defined in Section
                                 3(a)(19) of the Exchange Act;

               (d)      [__]     Investment company registered under Section
                                 8 of the Investment Company Act;

               (e)      [__]     An investment adviser in accordance with
                                 Rule 13d-1(b)(1)(ii)(E);

               (f)      [__]     An employee benefit plan or endowment fund
                                 in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)      [__]     A parent holding company or control person
                                 in accordance with Rule 13d-1(b)(ii)(G);

               (h)      [__]     A savings association as defined in Section
                                 3(b) of the Federal Deposit Insurance Act;

               (i)      [__]     A church plan that is excluded from the
                                 definition of an investment company under
                                 Section 3(c)(14) of the Investment Company Act;

               (j)      [__]     Group, in accordance with Rule 13d-1(b)(1)(ii)
                                 (J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item  4        Ownership:

               RAB Europe Fund Limited
               RAB Europe Partners LP
               RAB Partners Limited
               RAB Capital Limited
               William Philip Richards
               Michael Alen-Buckley

      (a)      Amount beneficially owned:

               239,100 shares of Common Stock.

      (b)      Percent of Class:

               Approximately 8.8% as of the date of filing this statement. (Based on 2,710,754 shares of Common Stock issued and outstanding as of September 30, 2001.)

  CUSIP NO.  87651B104            13G                      Page 10 of 11 Pages
           -----------                                     -------------------

      (c)      Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:
                          0

               (ii)     shared power to vote or to direct the vote:
                        See item (a) above.

               (iii)    sole power to dispose or to direct the disposition of:
                          0

               (iv)     shared power to dispose or to direct the disposition of:
                          See item (a) above.

Item  5        Ownership of Five Percent or Less of a Class:
                          Not Applicable.

Item  6        Ownership of More than Five Percent on Behalf of Another Person:
                          Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                          Not Applicable.

Item  8        Identification and Classification of Members of the Group:
                          Not Applicable.

Item  9        Notice of Dissolution of Group:
                          Not Applicable.

Item  10       Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

  CUSIP NO.  87651B104            13G                      Page 11 of 11 Pages
           -----------                                     -------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2002

RAB EUROPE FUND LIMITED                                        RAB EUROPE PARTNERS LP

By:   RAB Capital Limited, its Investment Manager              By:  RAB Partners Limited, its General Partner

      By:  /s/ William Philip Richards                              By:  /s/ William Philip Richards
         ----------------------------------------------                ---------------------------------------------
            William Philip Richards,                                     William Philip Richards, Director
            Managing Director

RAB PARTNERS LIMITED                                           RAB CAPITAL LIMITED

By:  /s/ William Philip Richards                               By:  /s/ William Philip Richards
   ----------------------------------------------------           --------------------------------------------------
     William Philip Richards, Director                              William Philip Richards, Managing Director


WILLIAM PHILIP RICHARDS                                        MICHAEL ALEN-BUCKLEY

/s/ William Philip Richards                                    /s/ Michael Alen-Buckley
---------------------------                                    ------------------------